As filed with the Securities and Exchange Commission on February 28, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TOCAGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1243872
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4242 Campus Point Court, Suite 500 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan

2017 Employee Stock Purchase Plan

(Full titles of the plans)

Martin J. Duvall

Chief Executive Officer

Tocagen Inc.

4242 Campus Point Court, Suite 500

San Diego, California 92121

(858) 412-8400

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Karen E. Anderson, Esq. Wade W. Andrews, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 Tel: (858) 550-6000	Mark Foletta Executive Vice President and Chief Financial Officer Tocagen Inc. 4242 Campus Point Court, Suite 500 San Diego, California 92121 (858) 412-8400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
2017 Equity Incentive Plan Common Stock, $0.001 par value per share	1,095,006(3)	$11.29	$12,362,617.74	$1,498.35
2017 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	230,001(4)	$11.29	$2,596,711.29	$314.73
Total	1,325,007		$14,959,329.03	$1,813.08

____________________________________________________________________________________________________

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 27, 2019, as reported on the Nasdaq Global Select Market.

(3)

Represents (i) 920,006 shares of Common Stock that were automatically added to the shares authorized for issuance under the Tocagen Inc. 2017 Equity Incentive Plan, as amended (the “2017 Plan”), on January 1, 2019 pursuant to an “evergreen” provision contained in the 2017 Plan. Pursuant to such provision, on January 1 of each year through January 1, 2027, the number of shares authorized for issuance under the 2017 Plan is automatically increased by: (a) a number equal to 4% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; or (b) a number of shares of Common Stock that may be determined by the Registrant’s Board of Directors that is less than the preceding clause (a) and (ii) 175,000 shares of Common Stock added to the 2017 Plan pursuant to an amendment approved by the Registrant’s Board of Directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules (“Rule 5635(c)(4)”) and to be used exclusively for the grant of awards to individuals who were not previously employees or non-employee directors of the Registrant (or following a bona fide period of non-employment with the Registrant), as an inducement material to the individuals’ entering into employment with the Registrant.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Tocagen Inc. 2017 Employee Stock Purchase Plan (the “2017 ESPP”), on January 1, 2019 pursuant to an “evergreen” provision contained in the 2017 ESPP. Pursuant to such provision, on January 1 of each year through January 1, 2027, the number of shares authorized for issuance under the 2017 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 300,000 shares; or (c) a number of shares of Common Stock that may be determined by the Registrant’s Board of Directors that is less than (a) and (b).

REGISTRATION OF ADDITIONAL SECURITIES

175,000 shares of the additional shares of Common Stock available for issuance under the 2017 Plan being registered on this Registration Statement are to be used exclusively for the grant of awards (“Inducement Awards”) to individuals who were not previously employees or non-employee directors of the Registrant (or following a bona fide period of non-employment with the Registrant), as an inducement material to the individuals’ entering into employment with the Registrant within the meaning of Rule 5635(c)(4). The 2017 Plan was amended by the Compensation Committee of the Board of Directors of the Registrant to provide for Inducement Awards without stockholder approval pursuant to Rule 5635(c)(4).

INCORPORATION OF DOCUMENTS BY REFERENCE

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

The Registrant previously registered shares of its Common Stock for issuance under the 2017 Plan and 2017 ESPP under Registration Statements on Form S-8 filed with the Securities and Exchange Commission on April 13, 2017 (File No. 333-217300) and March 9, 2018 (File No. 333-223558). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on April 19, 2017).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on April 19, 2017).

4.3

Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-216574), as amended, originally filed on March 9, 2017).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1

Tocagen Inc. 2017 Equity Incentive Plan, as amended, and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder (incorporated by reference to Exhibit 10.3 of the Registrant’s Annual Report on Form 10-K filed on February 27, 2019).

99.2

Tocagen Inc. 2017 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-216574), as amended, originally filed on March 9, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 28, 2019.

Tocagen Inc.

By:	/s/ Martin J. Duvall
Martin J. Duvall
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin J. Duvall and Mark Foletta, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin J. Duvall	Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	February 28, 2019
Martin J. Duvall

/s/ Mark Foletta	Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2019
Mark Foletta

/s/ Faheem Hasnain	Chairman of the Board of Directors	February 28, 2019
Faheem Hasnain

/s/ Franklin M. Berger	Member of the Board of Directors	February 28, 2019
Franklin M. Berger

/s/ Thomas E. Darcy	Member of the Board of Directors	February 28, 2019
Thomas E. Darcy

/s/ Harry E. Gruber, M.D.	Member of the Board of Directors	February 28, 2019
Harry E. Gruber, M.D.

/s/ David Parkinson, M.D.	Member of the Board of Directors	February 28, 2019
David Parkinson, M.D.

/s/ Paul Schimmel, Ph.D.	Member of the Board of Directors	February 28, 2019
Paul Schimmel, Ph.D.